Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in the Registration Statements (Form S-8 Nos. 2-93928 and 33-40028) of our reports dated March 6, 2006, with respect to the consolidated financial statements of J.B. Hunt Transport Services, Inc., J.B. Hunt Transport Services, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of J.B. Hunt Transport Services, Inc., included in the Annual Report on Form 10-K for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Rogers, Arkansas

March 8, 2006